EXHIBIT 23.15

CONSENT OF EXPERT

In connection with the Registration Statement on Form F-10/F-4, including any amendments thereto (the “Registration Statement”), of Yamana Gold Inc., I, Wayne Valliant, P.Geo., of Roscoe Postle Associates Inc, hereby consent to the use of my name in connection with the reference to the mineral resource estimates for the Chapada Mine as at December 31, 2013 (the “Estimates”) and the reference to the report entitled “Technical Report on the Chapada Mine, Brazil” dated July 31, 2014 (the “Report”) and to the inclusion or incorporation by reference of references to and summaries of the Estimates and the Report in the Registration Statement.

ROSCOE POSTLE ASSOCIATES INC.

By:	/s/ Wayne W. Valliant
Name:	Wayne W. Valliant, P.Geo.
Title:	Principal Geologist

October 6, 2014